UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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TELOS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 25, 2021
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Telos Corporation, a Maryland corporation (the “Company”), will be held virtually via live webcast on Tuesday, May 25, 2021 at 10:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/TLS2021.
The Annual Meeting is being held for the following purposes:
1.	ELECTION OF DIRECTORS: To elect six Directors to the Board of Directors to serve until the 2022 Annual Meeting of Stockholders or until their successors are elected and qualified;
2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of BDO USA, LLP to serve as the Company’s independent registered public accounting firm; and
3.	OTHER BUSINESS: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
 The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
The Board of Directors has fixed the close of business on March 29, 2021 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
We will be using the Securities and Exchange Commission’s Notice and Access model, which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders.  By hosting our meeting virtually, we are able to expand participant access, improve communication with our stockholders, and reduce costs.  On or about April 15, 2021, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet.  The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials.  The Proxy Statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and Notice of Annual Meeting are available at: https://investors.telos.com/.
Your vote is important to us.  Whether you plan to participate in the Annual Meeting or not, please be sure to vote.  Please vote promptly by signing, dating, and returning the proxy card or voting by telephone or on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials.  In the event that a stockholder decides to participate in the online meeting, such stockholder may, if so desired, revoke the proxy by voting those shares when joining the meeting.

By order of the Board of Directors.

Helen M. Oh, Secretary

Ashburn, Virginia

April 15, 2021

TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2021

This Proxy Statement is furnished by Telos Corporation, a Maryland corporation (“Telos”, the “Company”, “we”, “us” or “our”), to the holders of the Company’s Common Stock in connection with the Annual Meeting of Stockholders (“2021 Annual Meeting”) of the Company to be held on May 25, 2021, 10:00 a.m. Eastern Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (“Annual Meeting Notice”).

The 2021 Annual Meeting will be conducted exclusively online via live webcast.  Holding the meeting online allows all of our stockholders the option to participate in the live, online meeting from any location convenient to them, provides stockholder access to our Board and management, and enhances participation in light of the social distancing necessitated by the ongoing global pandemic.

Stockholders at the close of business on March 29, 2021 will be allowed to communicate with us and ask questions in our virtual stockholder meeting forum before and during the meeting.  All directors and key executive officers are expected to be available to answer questions, and we are committed to acknowledging each question we receive.

Stockholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials (printed in the box and marked by the arrow), the proxy card and the instructions that accompanied the proxy materials in order to access the sites. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the 2021 Annual Meeting. Instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.  For additional information on the virtual meeting, see Questions and Answers below.

All validated stockholders may submit questions in advance, beginning on April 15, 2021, by visiting www.proxyvote.com and may submit questions during the 2021 Annual Meeting by visiting the 2021 Annual Meeting website at www.virtualshareholdermeeting.com/TLS2021. All relevant questions received in accordance with the  Rules of Conduct (available on the Annual Meeting Website) during the course of the 2021 Annual Meeting or solicited in advance and the Company’s responses will be posted on http://investors.telos.com soon after the 2021 Annual Meeting.

The Annual Meeting Notice, this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at https://materials.proxyvote.com/87969B and on the Company website at http://investors.telos.com.   A full printed set of the proxy materials will be made available upon request.   The Company’s Board of Directors is soliciting proxies from holders of Common Stock for the election of the Directors and the ratification of the Company’s independent registered public accounting firm.

The entire cost of soliciting these proxies will be borne by the Company.  As needed, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and reimbursement will be provided for any reasonable expenses incurred in so doing.  If we deem necessary, the Company may also request its employees to solicit proxies from the stockholders personally or by telephone.  The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees.

Voting Procedures

Record Date.  The record date for determining the stockholders entitled to vote at the Annual Meeting is March 29, 2021 (“Record Date”).  As of March 29, 2021, there were 64,625,071 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Votes.  Each holder of Common Stock is entitled to one vote per share of Common Stock held in the election of the Directors and the ratification of the Company’s independent registered public accounting firm, and any other issue to be decided at the Annual Meeting.

Quorum and Vote Required.  A quorum consists of stockholders representing a majority of the votes by holders of Common Stock entitled to be cast at the Annual Meeting.  Banks, brokers, and other nominees do not have the authority to vote your uninstructed shares in the election of directors in the election of directors.  If a beneficial owner of the Common Stock does not instruct its bank, broker, or other nominee how to vote its shares, no votes will be cast on that beneficial owner’s behalf.  These broker non-votes are counted for purposes of determining whether a quorum is present and will have no effect on the result of the vote on the issues on the ballot.

Directors are elected by a plurality of the votes cast by the holders of the applicable class of stock if a quorum is present.  The affirmative vote of a majority of votes cast by the holders of Common Stock at the 2021 Annual Meeting if a quorum is present is required to ratify the appointment of the independent registered public accounting firm.

Voting Methods.  Instruction on voting is provided in the Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet.  Only holders of record of the Company’s Common Stock at the close of business on March 29, 2021 are entitled to notice of, and to vote at, the 2021 Annual Meeting, or at any adjournments or postponements thereof.  You do not need to participate in the 2021 Annual Meeting webcast to vote if you submit your proxy in advance of the 2021 Annual Meeting.  Please authorize a proxy to vote your shares as soon as possible. If you are a beneficial owner of shares of our common stock, your broker will NOT be able to vote your shares with respect the election of directors unless you give your broker specific voting instructions.

Revocation of Proxies.  A registered holder of the Common Stock who has provided a proxy to the Company may revoke the proxy at any time before the underlying shares are voted at the 2021 Annual Meeting by:
(1)	Executing a proxy dated later than the most recent proxy given and mailing it to:
Corporate Secretary
Telos Corporation
19886 Ashburn Road
Ashburn, VA 20147
(2)	Voting online during the 2021 Annual Meeting.
(3)	Filing an instrument of revocation with the Inspector of Elections at the Annual Meeting.
If shares of the Common Stock are held in the name of a bank, broker, or other nominee, the beneficial owner of those shares must contact the bank, broker, or other nominee in order to change a vote.  The Inspector of Elections will record each vote according to the latest instructions received from the respective stockholder.

Questions and Answers about the 2021 Annual Meeting

Why did I receive these proxy materials?

You received these proxy materials because you were a stockholder of the Company on the Record Date.  At the 2021 Annual Meeting, stockholders will be asked to vote on two items of business. Since it is not practical or convenient for all stockholders to participate, our Board of Directors (the “Board”) is seeking your proxy to vote on these matters.

How do I participate in the 2021 Annual Meeting?

This year, the 2021 Annual Meeting will be conducted exclusively virtually via live webcast at www.virtualshareholdermeeting.com/TLS2021 (the “Annual Meeting Website”), and we believe a virtual stockholders meeting best ensures access for all stockholders in a safe manner in light of the ongoing global pandemic.  All stockholders, regardless of size, resources or physical location, eligible to attend the 2021 Annual Meeting will be able to participate via webcast and will be able to communicate with us and ask questions before and during the 2021 Annual Meeting.

How can I ask questions during the Meeting?

As part of the 2021 Annual Meeting and as time permits, we will hold a live webcast Q&A session, during which we intend to answer all questions submitted before or during the 2021 Annual Meeting in accordance with the Rules of Conduct (available on the Annual Meeting Website) which are pertinent to the Company and the business being conducted at the 2021 Annual Meeting. Consistent with our prior in-person annual meetings, all questions submitted in accordance with the Rules of Conduct will be generally addressed in the order received and we limit each stockholder to one question in order to allow us to answer questions from as many stockholders as possible. Answers to any such questions that are not addressed during the 2021 Annual Meeting will be published following the meeting on http://investors.Telos.com. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. Questions regarding personal matters, including general economic or political, that are not directly related to the business of the Company are not pertinent to the business being conducted at the 2021 Annual Meeting and, therefore, will not be answered. If there are matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed was not otherwise answered, we provide an opportunity for stockholders to contact us separately after the 2021 Annual Meeting through our Investor Relations website at http://investors.telos.com.

Questions may be submitted prior to the 2021 Annual Meeting at www.proxyvote.com or you may submit questions in real time during the 2021 Annual Meeting using the Annual Meeting Website. Please note that stockholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials (printed in the box and marked by the arrow), the proxy card, and the instructions that accompanied the proxy materials in order to access these sites. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the 2021 Annual Meeting. Instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.

We want to be sure that all our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, so all of our board members and executive officers are expected to join the 2021 Annual Meeting and be available for questions, and we are committed to acknowledging each relevant question we receive consistent with our Rules of Conduct (available on the Annual Meeting Website). If you are eligible to attend the 2021 Annual Meeting, but cannot submit your question using www.proxyvote.com or the Annual Meeting Website, please contact our Investor Relations Department at investorrelations@telos.com for accommodations.

What can I do if I need technical assistance during the Meeting?

If you encounter any difficulties accessing the virtual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting Website log-in page.

If I can’t participate in the live webcast, can I vote or listen to it later?

You may vote your shares electronically before the meeting by visiting www.proxyvote.com and following the instructions on your proxy card. You do not need to access the webcast to vote if you submitted your vote via proxy in advance of the 2021 Annual Meeting. Additional information about how to vote your shares and participate in our Meeting webcast can be found in the General Information section of this proxy statement.

What is the “Notice and Access” model and why did the Company elect to use it?

We are making the proxy materials available to stockholders on the Internet under the Securities and Exchange Commission’s (“SEC”) Notice and Access model. On or about April 15, 2021, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials in lieu of mailing a full printed set of the proxy materials. Accordingly, our proxy materials are first being made available to our stockholders on our website http://investors.telos.com, on or about April 15, 2021. The Notice of Internet Availability of Proxy materials includes instructions for accessing the proxy materials and voting by telephone or on the Internet. You will also find instructions for requesting a full printed set of the proxy materials in the Notice of Internet Availability of Proxy materials.

We believe the electronic method of delivery under the Notice of Internet Availability model will decrease postage and printing expenses, expedite delivery of proxy materials to you and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet. If you received the Notice of Internet Availability of Proxy Materials but would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice of Internet Availability of Proxy materials for requesting such materials.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability of Proxy materials will provide you with instructions for viewing our proxy materials for the 2021 Annual Meeting on the Internet using www.proxyvote.com and requesting that we send proxy materials to you by email. The proxy materials are also available on the website at http://investors.telos.com or on the Annual Meeting Website.

Who is entitled to vote?

Only holders of record of shares of our Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the 2021 Annual Meeting and adjournments or postponements thereof. The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the 2021 Annual Meeting.

On the Record Date, there were 64,625,071 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote. The Common Stock is publicly traded on the NASDAQ Global Market under the symbol “TLS.”

What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name?”

If you hold shares of the Company directly in your name with our transfer agent, Broadridge, you are a “stockholder of record” or “registered stockholder.” If you are a stockholder of record, the Notice of Internet Availability of Proxy materials has been sent directly to you by the Company or by our representative.

If you own your shares indirectly through a broker, bank, or other financial institution, your shares are said to be held in “street name.” Technically, your bank or broker will vote those shares. In this case, the Notice of Internet Availability of Proxy materials has been forwarded to you by your broker, bank, other financial institution, or other designated representative. Through this process, your bank or broker collects voting instructions from all of its customers who hold shares of the Company and then submits those votes to us.

What are broker discretionary voting and broker non-votes?

For shares held in “street name,” when a broker or bank does not receive voting instructions from its customers, the question arises whether the broker or bank nonetheless has the discretion to vote those shares.

For routine matters, NASDAQ gives brokers and banks the discretion to vote, even if they have not received voting instructions from their customers or the “beneficial owners” of such shares. In this Proxy Statement, only the ratification of our independent registered public accounting firm, BDO USA, LLP, (Proposal 2), is a matter considered routine by NASDAQ.

For non-routine matters, NASDAQ prohibits brokers and banks from casting votes on behalf of the beneficial owners if they have not received voting instructions. When the bank or broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, the election of directors (Proposal 1) is a matter considered non-routine by NASDAQ. As a result, on the election of directors, if you hold your shares in street name, your shares will be voted only if you give instructions as to how to vote your shares to your bank or broker.

What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?

Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. You have the right to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting, in connection with Proposal 2.

How will broker non-votes and abstentions be counted?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes and abstentions will not be counted as a vote “FOR” the election of directors in Proposal 1 and will have no effect on determining the result of the vote. Because brokers are entitled to vote on Proposal 2, we do not anticipate any broker non-votes with respect to this proposal.  Abstentions on Proposal 2 will have no effect on the result of the vote.

Election of Directors

Director Nominees.  The Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following individuals for election as Directors by the holders of the Common Stock, to serve until his or her successor is elected and qualified:  John B. Wood, Bernard C. Bailey, David Borland, Maj. Gen. (ret) John W. Maluda, Bonnie L. Carroll and Fredrick D. Schaufeld.

Biographical Information Concerning Director Nominees.  Information concerning the nominees for election as Directors appears below.

Name	Age	Biographical Information
John B. Wood	57
President, Chief Executive Officer, Chairman of the Board of the Company.  Mr. Wood joined the Company in 1992 as Executive Vice President and Chief Operating Officer (“COO”) and in 1994 was named President and Chief Executive Officer (“CEO”) until March 2000, when he was appointed to the newly created position of Executive Chairman of the Board. In 2002, he became Chairman of the Board subsequent to a restructuring of the Board of Directors. In January 2003, Mr. Wood resumed the positions of President and CEO.  Prior to joining the Company, Mr. Wood worked on Wall Street for Dean Witter Reynolds, UBS Securities, and his own boutique investment bank.  Mr. Wood graduated from Georgetown University where he earned a Bachelor of Science in Business Administration in finance and computer science. Mr. Wood also serves on several advisory boards.  Mr. Wood is the brother of Mr. Emmett J. Wood, the Executive Vice President, Marketing & Strategy, of the Company.

As the Chief Executive Officer of the Company, Mr. Wood provides the Board with not only the knowledge of the daily workings of the Company, but also with the essential experience and expertise that can be provided only by a person who is intimately involved in running the Company. Mr. Wood’s broad knowledge and experience with the Company, its stockholders, partners, customers, and vendors resulting from his long tenure with the Company are invaluable to the Board.

Bernard C. Bailey	67
President, Paraquis Solutions, LLC, a strategy and corporate governance consulting firm.  Since 2020, Mr. Bailey has served as a director of the Board of Argo Group (NYSE: ARGO).  Since 2012, Mr. Bailey has served as Chairman of the Board of Authentix, Inc., a private authentication company.  From October 2012 to May 2018, he also served as President and CEO of Authentix.  From September 2018 to December 2019, Mr. Bailey served as President, Committee for Economic Development (CED) of The Conference Board.

Mr. Bailey’s career spans over three decades of management experience in the high technology and security industries.  Prior to Authentix Mr. Bailey ran his own consulting company, Paraquis Solutions, LLC.  From August 2002 to September 2006 he served as President and CEO of Viisage Technology, Inc. (NASDAQ:VISG), a leading provider of advanced technology identity solutions.  Under his four years of leadership, Viisage’s market capitalization grew from $60 million to over $1 billion. During that period, the company executed nine acquisitions, eventually culminating in the formation of L1 Identity Solutions, a NYSE listed company (NYSE:ID).  Prior to Viisage, from January 2001 to August 2002, Mr. Bailey served in various executive roles, including COO at Art Technology Group, a leading provider of e-commerce software.  From 1984 to 2001, Mr. Bailey held a variety of finance, sales, marketing, and operations positions at IBM, where he also served in executive roles involved in the growth and development of IBM Global Services’ systems integration and consulting business lines. Mr. Bailey has been a member of the Company’s Board of Directors since October 2006.  In addition to these responsibilities, Mr. Bailey serves as an Advisory Board Member for Egis Capital Partners, a private equity investment fund focused on the security industry; as a director for Mission Critical Partners (MCP), a private company providing solutions across the entire emergency communications ecosystem; on the Board of Advisors for the U.S. Naval Academy Athletic and Scholarship Foundation; as Chairman of the Board of Trustees for Trout Unlimited; and is an adjunct faculty member in the Weatherhead School of Management at Case Western Reserve University.

Mr. Bailey has significant experience in finance matters and within the Company’s industry.  He has served as a financial expert witness in Delaware’s Court of Chancery and holds a PhD in Management, having completed his dissertation on corporate governance.  He has written and spoken extensively on corporate governance issues.  Mr. Bailey’s executive and board experience make him a valuable resource for the Board and the Company.

David Borland	73
President, Borland Group, an information technology consulting company, since January 2004. Mr. Borland was elected to the Board of Directors in March 2004 after retiring as Deputy Chief Information Officer (“CIO”) of the U.S. Army with more than 30 years of experience in the U.S. Government.  Mr. Borland’s U.S. Army career experience also includes serving as Vice Director of Information Systems for Command, Control, Communications, and Computers; Director of the Information Systems Selection and Acquisition Agency; and numerous other positions.  From 1966 through 1970, Mr. Borland served in the U.S. Air Force. Mr. Borland received numerous awards, including the Meritorious Presidential Rank Award for Senior Executive Service Members (1996 and 2003), the Distinguished Presidential Rank Award (2000), and the U.S. Army Decoration for Exceptional Civilian Service (1998 and 2003).  Mr. Borland holds a Master’s Degree in Finance from George Washington University.

Mr. Borland’s industry experience and extensive service with the U.S. Army and the U.S. Air Force make him a valuable member of the Board of Directors.

Bonnie L. Carroll	63
President and Founder, Tragedy Assistance Program for Survivors (TAPS), a non-profit organization that provides comfort, care, and resources to family members grieving the death of a member of the military, since 1994.  Ms. Carroll was elected to Board in September 2020.  Ms. Carroll also has held appointments in the government, including White House Liaison at the Department of Veteran Affairs (VA) under President George W. Bush, Executive Assistant to the President for Cabinet Affairs under President Reagan, and the Senior Advisor to the Iraqi Ministry of Communications during Operation Iraqi Freedom.  Ms. Carroll retired as a Major in the Air Force Reserve following 31 years of service, where her career included serving as Chief, Casualty Operations, HQ USAF. Prior to joining the USAFR, Maj. Carroll served 16 years as both a noncommissioned officer and then a commissioned officer in the Air National Guard as a Transportation Officer, Logistics Officer, and Executive Officer.

Ms. Carroll holds a degree in Public Administration and Political Science from American University and has completed Harvard University John F. Kennedy School of Government’s Executive Leadership Program on International Conflict Resolution. She is a graduate of several military service schools, including the USAF Logistics Officer Course, Squadron Officers School, Defense Equal Opportunity Management Institute, Academy of Military Science and USAF Basic Training (Honor Graduate). Ms. Carroll received the Presidential Medal of Freedom from President Barack Obama and the Zachary and Elizabeth Fisher Distinguished Civilian Humanitarian Award from the DoD.

Ms. Carroll’s extensive service in the military, civilian agencies, and non-profit work serving family members of military service men and woman, and the recognition of her service by the highest level of government make her a valuable member of the Board of Directors.

Major General John W. Maluda (USAF, Ret.)	67
Retired, U.S. Air Force Major General.  General Maluda was elected to the Board in October 2009. He retired from the U.S. Air Force in September 2009 after more than 34 years of continuous active duty.  At the time of his retirement, General Maluda was Director of Cyberspace Transformation and Strategy, in the Office of the Secretary of the Air Force, and Chief Information Officer. In that capacity, he shaped doctrine, strategy, and policy for communications and information activities and served as the functional advocate for 30,000 personnel. Prior to that, General Maluda was Vice Commander, 8th Air Force, at Barksdale Air Force Base, Louisiana. General Maluda enlisted in the Air Force in 1973 and received his commission in 1978 as a distinguished graduate of the ROTC program at Troy State University in Alabama. His career highlights include serving at three major commands, with unified combatant commands, a defense agency, the White House and the Air Staff.  General Maluda’s staff experience included positions at Headquarters U.S. Air Force, Air Combat Command, U.S. Air Force in Europe, Air Force Special Operations Command, U.S. Space Command and the White House Communications Agency. General Maluda holds a Bachelor of Science in Electrical Engineering from Auburn University, a Master’s Degree in Systems Management from the University of Southern California, and Master’s Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Maluda’s comprehensive experience with the U.S. Air Force and broad industry insight make him a valuable member of the Board of Directors.

Fredrick D. Schaufeld	61
Co-founder and Managing Director of SWaN & Legend Venture Partners (SWaN) since 2006. Mr. Schaufeld was elected to the Board in November 2020.  Mr. Schaufeld is a Partner in Monumental Sports and Entertainment, which owns the Washington Capitals (NHL), Wizards (NBA), Mystics (WNBA), Capital City Go-Go (NBA-G) and the Capital One Arena. He is a Partner in the Washington Nationals (MLB), Team Liquid (e-Sports), the Professional Fighters League (PFL) and the Hill Top House Hotel, Harpers Ferry. Prior to SWaN, Mr. Schaufeld founded and led NEW Corp. (NEW), which was acquired by Asurion in 2008 (now NEW Asurion). Mr. Schaufeld currently sits on the boards of several private companies. Mr. Schaufeld received his BA in Government from Lehigh University.

Mr. Schaufeld’s extensive experience in business and finance, as well as his service to various local charitable organizations make him a valuable member of the Board of Directors.

The Board of Directors of Telos recommends that the Director nominees named above be elected by the holders of the Company’s Common Stock.

Board of Advisors

On May 13, 2020, we formed the Advisory Board of Telos (the “Advisory Board”), which serves as advisors to the Company’s management team and the Board of Directors in the conduct of the Company’s business and the pursuit of its strategic objectives. Membership of the Advisory Board is determined by the Board of Directors, and once appointed to the Advisory Board, members of the Advisory Board serve until the earlier of their resignation, removal, or the appointment of their replacement.

The Board of Directors has delegated to the Management Development and Compensation Committee (“Compensation Committee”) the responsibility to evaluate potential candidates for the Advisory Board. The Compensation Committee has also been delegated the responsibility of reviewing the terms upon which such candidates would serve and be compensated for their service, and recommend both appropriate candidates and terms for approval by the Board of Directors.

Responsibilities of members of the Advisory Board include:
•	Providing counsel and advice as may be requested from time to time.
•
Providing opinions to assist the Company in identifying and, in coordination with the Company’s management team, pursuing opportunities related to potential sales, technical issues, product development, marketing, strategic direction, and other matters.

•	Keeping the Company updated of technological, competitive and other changes and developments pertinent to the business of the Company.
•	Contributing to support the Company’s objectives.
The Advisory Board meets periodically pursuant to the needs or opportunities of the business of the Company. The chairperson of the Advisory Board is responsible for calling and convening such meetings. All members of the Advisory Board serve as independent contractors engaged solely to consult with the Company’s management team and Board of Directors, with no duties with respect to the management of the company or authority to bind the Company or act on its behalf. All members of the Advisory Board enter into an agreement with the Company to govern the relationship between the Company and such member. We expect to appoint additional Advisory Board members over the next year.

On May 13, 2020, the Company appointed General (Ret.) Keith Alexander to the Advisory Board as its inaugural member. General Alexander will serve as a strategic partner and provide the Company with advice on key cybersecurity objectives and initiatives. General Alexander is the Founder and Co-CEO of IronNet Cybersecurity, a global cybersecurity leader that is revolutionizing how organizations secure their networks by delivering the first-ever Collective Defense platform allowing real-time threat intelligence sharing. General Alexander previously served as director of the National Security Agency, chief of the Central Security Service and commander of the United States Cyber Command, where he led DoD agencies during the conflicts in Afghanistan and Iraq at a time when cyber-attacks against the United States were on the rise. General Alexander was recently appointed to serve on the board of directors of Amazon.com, Inc.

Biographical Information Concerning the Company’s Executive Officers

Set forth below is biographical information concerning the executive officers, who are appointed by the Board of Directors and serve until their successors are appointed and qualified.

Name	Age	Biographical Information
Michele Nakazawa	63
Executive Vice President, Chief Financial Officer. Ms. Nakazawa joined the Company in March 2004 as Vice President and Controller.  Ms. Nakazawa was promoted to Senior Vice President and appointed to serve as CFO in January 2005, and promoted to Executive Vice President in 2008. Ms. Nakazawa has over 30 years’ experience in finance and accounting.  Prior to joining the Company, she held various positions, including CFO of Ubizen, Inc., a U.S. subsidiary of a publicly held Belgian company, from 1999 to 2003; Controller and Treasurer of National Security Analysts, Inc. from 1991 to 1997; and financial analyst for Federal Systems Division of IBM, Inc. from 1983 to 1990.  Ms. Nakazawa is also a former Director and Treasurer for HealthWorks for Northern Virginia, a non-profit community health center.  Ms. Nakazawa is a Certified Public Accountant and holds a Master’s of Science in Accounting from American University and a Bachelor of Arts in Chemistry from Goucher College.

Edward L. Williams	60
Executive Vice President, Chief Operating Officer. Mr. Williams joined the Company in 1993 as a Senior Vice President responsible for finance, pricing, purchasing, and Defense Contract Audit Agency compliance.  In 1994, his responsibilities were expanded to include accounting and business development.  In 1996, Mr. Williams was assigned to manage the Company’s networking business unit.  In 2000, his responsibilities were expanded to include management of the Company’s operations.  Mr. Williams was named Executive Vice President and COO in 2003 and Interim CFO from October 2003 until January 2005.  Prior to joining the Company, Mr. Williams was the CFO for Centel Federal Systems and M/A.com Information Systems, both of which are U.S. Government contractors.  Mr. Williams has a Bachelor of Science in Finance from the University of Maryland.

Jefferson V. Wright	65
Executive Vice President, General Counsel. Mr. Wright joined the Company on December 31, 2012 as Executive Vice President and General Counsel.  Prior to joining the Company, Mr. Wright was a principal at Miles & Stockbridge P.C., a leading Mid-Atlantic regional law firm with its principal office in Baltimore, Maryland, where he practiced law for approximately 31 years and served as its ethics and loss prevention partner, General Counsel, and head of its litigation department, and on its Board of Directors and executive management committee for many years.  Mr. Wright was admitted to practice in the State of Maryland in 1981 and as a Virginia Corporate Counsel in the Commonwealth of Virginia in 2013.  He is a member of the Bars of various courts, including the United States District Court for the District of Maryland, the United States Court of Appeals for the Fourth Circuit, and the Supreme Court of the United States, among others, and the Maryland State Bar Association, the Virginia State Bar, the American Bar Association, and the Federal Bar Association.  Prior to joining Miles & Stockbridge in 1981, Mr. Wright clerked for J. Dudley Digges, Associate Judge on the Court of Appeals of Maryland, that State’s highest court.  Mr. Wright was educated at Georgetown University Law Center in Washington, D.C. (J.D., 1980, with Honors), Tufts University, Medford, MA (B.A., 1977, Magna Cum Laude), and Landon School in Bethesda, MD.

Emmett J. Wood	50
Executive Vice President, Marketing & Strategy. Mr. Wood joined the Company in 1996 and worked in various roles at the Company in both a marketing and business development capacity.  He worked on the federal sales team, commercial and partner/channel groups and served as director of commercial and channel sales. In January 2010, Mr. Wood was promoted to Vice President, Marketing and then to his current position in April 2013. He is responsible for brand management, marketing communications, sponsorships and events, media and analyst relations, government relations, employee communications and corporate community relations.  In addition to his duties related to marketing, Mr. Wood works with senior management in developing the overall corporate strategy and planning.  Previously, he also worked in the sales and marketing groups at Dow Jones, Inc. and The Wall Street Journal.  Mr. Wood is a graduate of Georgetown University, with a B.A. in political science.  Mr. Wood is the brother of Mr. John B. Wood, the President, Chief Executive Officer and Chairman of the Board of the Company.

Brendan D. Malloy	55
Senior Vice President, General Manager, Cyber Operations & Defense. Mr. Malloy joined the Company in 1996, serving initially as a senior account executive before being promoted to director of Department of Defense (“DoD”) Sales, and later to Vice President of DoD Sales.  In January 2005, he was appointed Senior Vice President of Sales. He currently leads the Cyber Operations & Defense organization, in support of opportunities in the DoD, federal agencies, and the intelligence community.  Mr. Malloy is a member of the Armed Forces Communications and Electronics Association (AFCEA) and the Association of the United States Army (AUSA).  He previously held sales positions with QMS Federal and Printer Plus.  Mr. Malloy is a 1988 graduate of Curry College.

Richard P. Tracy	60
Senior Vice President, Chief Security Officer. Mr. Tracy joined the Company in October 1986 and held a number of management positions. In February 1996, he was promoted to Vice President of the Telos information security group and in this capacity established a formidable information security consulting practice.  In February 2000, Mr. Tracy was promoted to Senior Vice President for operations and helped launch the Xacta business lines, the Company’s segment focusing on information security.  Since that time, Mr. Tracy has pioneered the development of innovative and highly scalable enterprise risk management technologies that have become industry-leading solutions within the federal government and the financial services verticals. He is the principal inventor listed on five patents for the Xacta software.  Mr. Tracy also served as Chief Technology Officer from 2005 to 2014.

Kenneth F. Fagan, Jr.	67
Vice President, Secure Communications, since March 1, 2017.  Mr. Fagan leads the Secure Communications division, which supports military messaging programs with the Defense Information Systems Agency (DISA), Joint Staff, Combatant Commands, Military Services, Homeland Defense, Intelligence Community (IC), and other Department of Defense (DoD) and IC clients.  Previously, he held the position of Senior Program Manager and Program Manager, with on-site responsibility for the Army Information Technology Agency’s organizational messaging service and application management contract at the Pentagon Telecommunication Center.  Mr. Fagan’s experience ranges from materiel management and operations research to information technology acquisition and program management.  He is intimately familiar with DoD and IC acquisition program policies and procedures and holds an Acquisition Level III Certification in Program Management from Defense Acquisition University.  Before joining Telos in February 2012, Mr. Fagan spent almost 35 years serving in increasingly responsible management positions within the DoD, including DISA, Office of the Assistant Secretary of Defense. (Production and Logistics), United States Army Communications and Electronics Command, and Tobyhanna Army Depot. Mr. Fagan earned a Bachelor’s Degree in Business Administration from Lemoyne College (1975) and a Master of Business Administration in Management (1982) from Fairleigh Dickinson University.  He is a graduate of the Leadership for a Democratic Society course at the Federal Executive Institute and a Federal Computer Week Federal 100 Award Winner.

Rinaldi Pisani	52
Senior Vice President, Sales & Alliance, since December 2015.  Mr. Pisani leads the Company’s corporate sales team and is responsible for selling Telos-branded solutions, such as Xacta, and services into federal, commercial and global markets.  He is also responsible for supporting strategic partnerships and alliances.  From December 2013 to December 2015, Mr. Pisani held the position of Senior Vice President, Strategic Business Development, where he was responsible for overseeing Telos’ corporate level business development and capture activities as well as the integration of new partners and technologies.  Mr. Pisani joined Telos in 2000 and served as senior Army account manager and team lead and director of Army and DoD sales.  He was later appointed vice president of business development for information assurance solutions and in 2010 became vice president and general manager of the information assurance solution area.  Mr. Pisani was then vice president of cyber application solutions, providing oversight and management for a broad range of cybersecurity solutions, including Xacta IA Manager and SE7EN, for customers in the DoD, federal agencies, and the intelligence community. Before joining Telos, Mr. Pisani held several positions with Westwood Computer, leaving as national government sales manager.  Mr. Pisani is a graduate of the Georgetown University School of Foreign Service, with a Bachelor of Science in International Economics.

David S. Easley	50
Vice President, Finance and Controller. Mr. Easley joined the Company in April 2005 as Director of Finance & Accounting.  In October 2005, Mr. Easley was promoted to Controller.  Prior to joining the Company, Mr. Easley held various positions, including Controller, for Applied Predictive Technologies, Inc., a software and consulting company, and Senior Accountant with Beers & Cutler PLLC (now part of Baker Tilly Virchow Krause LLP) in Washington, D.C.  Mr. Easley is a Certified Public Accountant and holds a Bachelor of Science in Accounting from the University of Kentucky.

Mark Griffin	60
President, General Manager, Telos Identity Management Solutions, LLC (“Telos ID”). Mr. Griffin joined the Company in 1984 as program manager. He was promoted to vice president for the Company’s traditional business division in January 2004 and to Vice President, Identity Management, effective January 2007.  In April 2007, he was appointed to head the newly formed Telos ID.  In November 2017, Mr. Griffin joined the board of the Federation for Identity and Cross-Credentialing Systems (“FiXs”) in Fairfax, Virginia, a coalition of commercial companies, government contractors, and non-profit entities that have established and maintained a worldwide, interoperable identity and cross-credentialing network built on security, trust, privacy, standard operating rules, policies and technical standards.  Mr. Griffin has over 30 years’ experience in government IT contracting, materials management and systems integration projects in the electronics and communications fields. He has been involved in day-to-day operations of and has had overall management responsibility for many of Telos’ most critical programs for the Army, Navy, Federal Aviation Administration, DMDC, General Services Administration and Immigration and Naturalization Services.  Mr. Griffin holds a Bachelor of Science in Engineering from Virginia Polytechnic Institute and State University.

Each of our directors and executive officers is a United States citizen.

Corporate Governance

Our Board and management are committed to sound corporate governance.  In keeping with sound corporate governance practices, we maintain a majority of independent directors and our Board committees are comprised almost solely of independent directors.

Mr. John B. Wood is both the Chairman of the Board of Directors and the Chief Executive Officer of the Company.  Our policy as to whether the roles of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the Company’s needs at any particular time.  The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure and is in the best interests of the Company’s stockholders because of Mr. Wood’s long tenure with the Company, including as the Chief Executive Officer, and his broad knowledge and experience with our partners, and vendors and in the field of cybersecurity.  The Board may decide to separate or combine the roles of Chairman and Chief Executive Officer, if appropriate, at any time in the future.  We do not have a lead independent director.

We previously operated under a Proxy Agreement with the U.S. Defense Counterintelligence and Security Agency (“DCSA”), formerly the Defense Security Services (“DSS”), which governs the relationship between us and certain of our foreign stockholders.  However, due to the decreased ownership interest of our foreign stockholders, we entered into a Security Control Agreement (“SCA”) to replace the Proxy Agreement on August 24, 2020.  The SCA requires a Government Security Committee of the Board and a number of security processes and procedures to protect the Company from inappropriate foreign ownership control and influence.  Mr. Borland (chairperson) and Mr. John Wood are the current members of the Government Security Committee.  At the execution of the SCA, foreign stockholder who are parties to the SCA held an approximate 35% ownership interest.  After the initial public offering of our common stock in November 2020, the ownership interest of our foreign stockholders diminished further, such that the foreign stockholders who are parties to the SCA held approximately 19.4% of the outstanding common stock as of December 31, 2020.

The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to our Chief Executive Officer, Chief Financial Officer, and Controller.  The Code of Ethics and Business Conduct is available on our website at www.telos.com.  In the event that the Board of Directors amends our Code of Ethics and Business Conduct or grants a waiver from the Code of Ethics and Business Conduct, we will provide timely notice of such amendment or waiver on our website.

Independence of Directors

The Board has determined that each of the individuals nominated to serve on the Board (except for Mr. Wood and General Maluda) has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with the standards of NASDAQ. If all director nominees are elected to serve as our directors, independent directors will constitute 66.67% of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director nominee or a member of the director nominee’s immediate family and the Company; whether within the past three years the director nominee has served as an executive officer of the Company; whether the director nominee or a member of the director nominee’s immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director nominee or a member of the director nominee’s immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director nominee or a member of the director nominee’s immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Role in Risk Oversight

As part of its general responsibility to manage the Company’s business, the Board of Directors has oversight responsibility with respect to risk management.  The Board of Directors has delegated primary responsibility for risk oversight and the monitoring of the Company’s significant areas of risk to the Audit Committee.  In accordance with its charter, the Audit Committee discharges these responsibilities through various processes, including the use of an independent third party to assist the Company with internal audits, and discusses with management the Company’s major policies with respect to risk assessment and risk management.  The Audit Committee regularly reports the results of these discussions to the Board of Directors.

Meetings of the Board of Directors and Committees of the Board of Directors

During the fiscal year ended December 31, 2020, the Board of Directors held seven meetings.  Each director attended at least 75%, in the aggregate, of all meetings, in person or by phone, of the Board and the respective committees of the Board on which they served.

The Company encourages all directors to attend annual meetings of stockholders, and this year, out of abundance of caution in light of the COVID-19 pandemic, is encouraging each director to submit his proxy card and participate in the Annual Meeting of Stockholders virtually.  Three directors remotely attended the 2020 Annual Meeting of Stockholders.

The Company has standing Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.

Audit Committee

The Audit Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm.  The Audit Committee consists of directors Bailey (chairman), Carroll, and Schaufeld.  In 2020, the Audit Committee met four times.  The Audit Committee charter is available on the Company’s website at www.telos.com.  The Board has determined that Mr. Bailey is an “audit committee financial expert” as defined by rules adopted by the SEC and is independent.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) was established for the purpose of reviewing, determining and approving all forms of compensation to be provided to the Company’s executive officers and directors and any stock compensation to be provided to all employees and directors.  The Compensation Committee consists of directors Schaufeld (chairman), Borland and Carroll.  The Compensation Committee met four times.  The Compensation Committee charter is available on the Company’s website at www.telos.com.

The Compensation Committee engaged Lockton Companies, LLC (“Lockton”) as an independent executive compensation advisor.  Lockton advises the Compensation Committee on matters relating to benchmarking compensation and designing appropriate compensation programs for our officers and directors.  As part of its consultation with the Compensation Committee, Lockton assists the committee with the selection of an appropriate peer group of companies to use for comparison and benchmarking purposes.  The Compensation Committee has direct access to Lockton and control over its engagement, although our executive management may interact with Lockton for the purpose of facilitating the flow of information between the committee and Lockton and assisting the committee in its work.  The Compensation Committee has determined that the work of Lockton and its employees as compensation consultants to the committee has not created any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) was established to make recommendations regarding Board nominations and to monitor the implementation of corporate governance rules and regulations.  The Nominating Committee charter is available on the Company’s website at www.telos.com.

Board of Directors Nomination Process

The Nominating Committee identifies potential candidates for first-time nomination as a director by using a variety of sources such as recommendations from our management, current Board members, stockholders, and contacts in organizations served by the Company.  Stockholders may nominate potential candidates by following the procedure set forth in the Company’s Bylaws.  This process provides that, in order for nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must deliver written notice to the Company’s secretary at our principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  The Nominating Committee will consider any director nominees submitted by stockholders in accordance with these procedures.

The Nominating Committee conducts an initial review of the potential candidate’s background, including whether the individual meets the minimum qualifications for Board members; whether the individual would be considered independent under the standards adopted by the Company and SEC rules; and whether the individual would meet any additional requirements imposed by law or regulation on members of the Audit and/or Compensation Committees of the Board. Among the requirements potential candidates should meet are the following: U.S. citizenship; eligibility for security clearance at a top secret level; ten (10) years of corporate or related business experience, preferably having served on the board of directors of a corporation; and familiarity with government contracts, the defense industry, and information technology and security. Although the Company has no formal policy on diversity, the Company believes that the Board should exhibit diversity of backgrounds and expertise. The Nominating Committee takes into account diversity considerations in determining nominees for directors and planning for director succession and believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations.  The evaluation process of a potential candidate’s background will not be treated differently whether or not the individual was nominated by a stockholder.

If the initial candidate review is satisfactory, the Nominating Committee will arrange an introductory meeting with the candidate and the committee’s chairman, the Company’s CEO, or other directors to determine the potential candidate’s interest in serving on the Board.  If the candidate is interested in serving on the Board and the Nominating Committee recommends further consideration, a comprehensive interview will follow, conducted by the Nominating Committee, the CEO, other members of the Board, and in some cases, key Company executives.  Upon successful conclusion of the review process, the Nominating Committee will present the candidate’s name to the Board of Directors for nomination as a director and inclusion in the Company’s Proxy Statement.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with the Board of Directors should send the communication by mail to the office of the Corporate Secretary (19886 Ashburn Road, Ashburn, VA 20147) who will forward such communication to the appropriate committee of the Board of Directors or to the individual director.  There have been no changes in the procedures by which stockholders may recommend nominees to our Board of Directors.

Certain Relationships and Related Transactions

Our policies and practices with respect to related person transactions were adopted on October 25, 2007, and are available on our website at www.telos.com.  Generally, any transaction between the Company and a related person in which the aggregate amount exceeds $120,000 is reviewed by the Audit Committee and subject to the ratification and approval of the Board of Directors.  For purposes of this policy, a related person is any director or executive officer of Telos, any nominee for director, any holder of 5% or more of the Company’s voting securities, any immediate family members of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has 10% or greater beneficial ownership interest.

Mr. Emmett Wood, the brother of the Chairman and CEO, has been an employee of the Company since 1996 and currently holds the position of Executive Vice President, Marketing & Strategy.  The amounts earned by Mr. Emmett Wood as compensation for 2020, 2019 and 2018 were $1,079,297, $616,603 and $623,637, respectively.  The Company and Mr. Emmett Wood entered into an Amended Employment Agreement on May 13, 2013.  This agreement is substantially similar to the employment agreements between the Company and Mr. Williams, Mr. Wright and Ms. Nakazawa, also described under the caption “Executive Officer Employment Agreements” beginning on page 21.  As of December 31, 2020, Mr. Emmett Wood owned 682,502 shares of the Company’s Common Stock.  In addition, 9,037 shares of Common Stock are held for his benefit in the Company’s 401(k) Shared Savings Plan.

On February 8, 2021, we hired Ms. Donna Hill, as Director, Human Resources, reporting directly to Ms. Nakazawa, CFO of the Company.  Ms. Hill is the sister of Mr. Edward Williams, COO of the Company, and her annual salary is in excess of $120,000 per year.  Ms. Hill has over 20 years of experience in recruiting and human resources, with over 15 years in a management role.  She also possesses the soft skills needed to lead in a position in human resources.  Several candidates were considered for the role, and Ms. Nakazawa determined that Ms. Hill was the best candidate who possessed the necessary skills and experience.  Mr. Williams played no role, directly or indirectly, in the hiring determination.  Consistent with the related person transaction policy, this hiring was reviewed by Mr. Wright, General Counsel, and the Audit Committee, which found the transaction to have been conducted at arms-length and the terms to be fair and reasonable, and was approved by the Board of Directors.

On March 31, 2015, the Company entered into Subordinated Loan Agreements and Subordinated Promissory Notes (“Porter Notes”) with affiliated entities of Mr. John R. C. Porter (together referenced as “Porter”). Mr. Porter and Toxford Corporation, of which Mr. Porter controls through his control of the trust that is the sole stockholder of Toxford Corporation, owned 35.0% of our Class A Common Stock at that time. Under the terms of the Porter Notes, Porter lent the Company $2.5 million on or about March 31, 2015. According to the original terms of the Porter Notes, the outstanding principal sum bore interest at the fixed rate of twelve percent (12%) per annum which would be payable in arrears in cash.  The unpaid principal, together with interest, was originally due and payable in full on July 1, 2017.  On April 18, 2017, we amended and restated the Porter Notes to reduce the interest rate from twelve percent (12%) to six percent (6%) per annum, to be accrued, and extended the maturity date from July 1, 2017 to July 25, 2022.  We incurred interest expense in the amount of $319,000, $330,000, and $308,000 for 2020, 2019, and 2018, respectively, on the Porter Notes.  On November 23, 2020, upon the closing of the initial public offering of our common stock, the Porter Notes were paid in full.

Legal Proceedings with Directors

On August 2, 2007, Messrs. Seth W. Hamot (“Hamot”) and Andrew R. Siegel (“Siegel”), principals of Costa Brava Partnership III, L.P. (“Costa Brava”), were involved in litigation against the Company as Plaintiffs and Counter-defendants in the Circuit Court for Baltimore City, Maryland (the “Circuit Court”). Mr. Siegel was a Class D Director of the Company until the elimination of his director position effective November 23, 2020, and Mr. Hamot was a Class D Director of the Company until his resignation on March 9, 2018. The Plaintiffs initially alleged that certain documents and records had not been provided to them promptly and were necessary to fulfill their duties as directors of the Company. Subsequently, Hamot and Siegel further alleged that the Company had failed to follow certain provisions concerning the noticing of Board committee meetings and the recording of Board meeting minutes and, additionally, that Mr. John Wood’s service as both CEO and Chairman of the Board was improper and impermissible under the Company’s Bylaws. On April 23, 2008, the Company filed a counterclaim against Hamot and Siegel for money damages and preliminary and injunctive relief based upon Hamot and Siegel’s interference with, and improper influence of, the Company’s independent auditors regarding, among other things, a specific accounting treatment.  On June 27, 2008, the Circuit Court granted the Company’s motion for preliminary injunction and enjoined Hamot and Siegel from contacting the Company’s auditors until the completion of the Company’s Form 10-K for the preceding year, which injunction later expired by its own terms. As previously disclosed, trial on Hamot and Siegel’s claims and the Company’s counterclaims took place in July through September 2013, and the Court subsequently issued decisions on the various claims by way of memorandum opinions and orders dated September 11, 2017. Among other rulings, the Court found Hamot and Siegel liable for the intentional tort of tortious interference with the Company’s contractual relationship with one of its auditors and entered a monetary judgment in favor of the Company and against Hamot and Siegel for approximately $278,000. The Company’s subsequent appeal of the amount of damages awarded to it for Hamot and Siegel’s intentional interference was ultimately dismissed by way of the Mandate issued by the Court of Appeals of Maryland on October 11, 2019.

Hamot (and later, his Estate) and Siegel on multiple occasions during this litigation have sought to be indemnified or to be awarded advancement of various attorney’s fees and expenses incurred by them in this litigation.  On October 20, 2020, Hamot’s Estate and Siegel (together the “Plaintiffs”) filed their latest Motion for Indemnification of Legal Fees and Expenses against the Company in the Circuit Court for Baltimore City and a Request for a Hearing.  The Motion demands that the Company indemnify the Plaintiffs for legal fees and expenses incurred in the sum of $2,540,000.  The Company filed an Opposition to the Motion on November 4, 2020. On January 28, 2021, Plaintiffs filed a Motion for Leave to File Amended Motion for Indemnification of Legal Fees and Expenses, which the Company opposed, and which was granted by the Court on February 23, 2021, and briefing of the Amended Motion for Indemnification of Legal Fees and Expenses (“Amended Motion”) has occurred. A hearing is scheduled before the Court on Plaintiffs’ Amended Motion for Indemnification of Legal Fees and Expenses for May 18, 2021. The Company denies that it has any liability for indemnification to the Plaintiffs and intends to vigorously defend the matter through its opposition to the Amended Motion and further proceedings.

At this stage of the litigation, it is impossible to reasonably determine the degree of probability related to the Company’s success in relation to this claim by Hamot’s Estate and Siegel for indemnification for certain attorney’s fees and expenses incurred in this litigation. The Company intends to vigorously defend the matter.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2020, including the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements included in the Company’s Annual Report on Form 10-K.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the U.S Securities and Exchange Commission (“SEC”).  In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from management and the Company and received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Audit Committee also considered whether the provision of non-audit related services by the independent registered public accounting firm was compatible with maintaining the firm’s independence and found it to be acceptable.

In reliance on the reviews and discussions referred to above, the Committee  recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Bernard C. Bailey, Chairman
Bonnie L. Carroll
Fredrick D. Schaufeld

Compensation of Executive Officers and Directors

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Management Development and Compensation Committee (“Compensation Committee”) is primarily responsible for the development, execution and adherence to our compensation philosophy.  In anticipation of the initial public offering of our common stock, on November 5, 2020, the Compensation Committee implemented a new compensation plan for the senior executive officers, which was reviewed and approved by the Board of Directors on November 8, 2020. The senior executive team consists of the eleven (11) officers (“senior officers”), including our five named executive officers. This compensation program is designed to fully align with and support the achievement of our business and financial goals, to be competitive in the intense market for talent in which we compete, and to conform our compensation plan generally to plans typically utilized by companies in our peer group and industry.

We are a high-performance, results driven organization made up of talented people. In general, our compensation system is designed to engage, motivate and challenge our employees to continuously develop to meet their full potential, to align their individual efforts to our business and strategic objectives, and to reward our employees for contributions to the achievement of those objectives. More specifically, the primary objectives of the compensation program are:
•	To attract, motivate, engage and retain highly talented and results-oriented key employees;
•	To secure the future performance of services of those employees;
•	To encourage key employees to put forth maximum efforts for both our short-term and long-term success;
•	To drive achievement of our long-term growth, profitability and other objectives;
•	To reward performance; and
•	To drive increased stockholder value.
The individual components of the 2021 compensation program — consisting of base salary, annual incentive cash compensation or bonus (which we now call the Annual Incentive Program (or “AIP”)), equity incentive compensation (called the Long Term Incentive Program or “LTIP”), and perquisites — are designed to meet these objectives and together are intended to be competitive in the marketplace. The overall compensation package is based on the following considerations:
•
Compensation should consist of a combination of fixed and at-risk compensation, with the at-risk compensation constituting a majority of the total compensation for at least our named executive officers, in order to encourage improved annual and long-term performance.

•
Compensation should be a mix of annual and long-term compensation, with the long-term compensation for at least our named executive officers constituting a majority of the total compensation, in order to encourage retention and attainment of long-term performance goals.

•
Compensation should be a mix of cash and equity, with cash rewarding achievement of goals and equity encouraging retention and long-term performance aligned with the interests of our stockholders. Additionally, the Compensation Committee continues to believe that equity ownership by the management team aligns the interests of management with our long-term corporate performance intended to drive and enhance stockholder value.

We held our fourth advisory vote on executive compensation, commonly referred to as “say on pay,” at our 2020 Annual Meeting of Stockholders.  The holders of our Common Stock approved the “say on pay” resolution presented at the 2020 Annual Meeting of Stockholders with 70.8% of the votes cast to approve the compensation of our named executive officers as disclosed in our proxy statement relating to that annual meeting.  The next advisory vote on executive compensation will take place at the 2023 Annual Meeting.

At the 2017 Annual Meeting of Stockholders, the holders of Common Stock selected three years as the frequency of the say-on-pay vote.  The next vote to determine the frequency of the advisory vote on executive compensation is scheduled to take place at the 2023 Annual Meeting.

Mr. John Wood has no role in the establishment of his individual compensation. Except as set forth below in the description of the AIP, Mr. Wood recommends to the Compensation Committee the compensation for the named executive officers.  The Compensation Committee reviews these recommendations and, following discussions with Mr. Wood, determines the appropriate compensation for those executives.  In addition, Mr. Wood determines the compensation of the other senior officers consistent with the philosophy and objectives described above.

Compensation Consultant

The Compensation Committee has engaged Lockton Companies, LLC (“Lockton”) as an independent executive and director compensation advisor. Lockton reviews materials and advises on matters, such as the selection of companies for peer group comparisons and benchmarking compensation, designing appropriate compensation programs, and consistency of proposals with the compensation philosophy. The Compensation Committee has direct access to Lockton and control over its engagement, although our executive management may interact with Lockton for the purpose of facilitating the flow of information between the Compensation Committee and Lockton and assisting the Compensation Committee in its work.  More specifically, Lockton will assist the Compensation Committee by:

•	Attending Compensation Committee meetings, with and without management present, for compensation strategy development;
•	Providing annual peer group development, and review and advise on proposed executive compensation and awards and plan designs;
•	Providing annual proxy study of named executive officers and independent director pay practices;
•	Providing equity plan recommendations, and annual and long-term incentive plan reviews; and
•	Providing biannual share dilution and shareholder transfer value analysis.

The Compensation Committee has determined that the work of Lockton and its employees as compensation consultants to the Compensation Committee has not created any conflict of interest.

Compensation Consultant and Peer Group

In the fall of 2020, Lockton conducted an assessment of our named executive officer compensation packages and the compensation paid to certain other senior officers to determine how the total compensation compared to those of our peers and a market median. The market median was comprised of a combination of market compensation data from peer company proxy statements as well as published industry sources utilizing companies that operate in the software and services sector (the “external market”). The following companies, selected because of the nature of their business and their level of revenues (which generally were under $1 billion), were included in the peer group: Fireye, Okta, Inc., Ping Identity, Proofpoint, Qualys, Zix, Zscaler. The analysis prepared by Lockton analyzed compensation paid to our named executive officers and other senior officers in 2020, and Lockton provided substantive input to the Compensation Committee with respect to salaries, the AIP and the LTIP. While the data and input provided by Lockton is a factor in its analysis of various compensation elements and has been relied upon by the Compensation Committee, the Compensation Committee makes the final determination on all compensation decisions.

Base Salary

We provide each of our executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. The relative levels of base salary for executive officers are designed to reflect each executive officer’s professional expertise and scope of responsibility and accountability within the Company, our financial performance, and the executive officer’s individual performance. Base salaries generally are established at levels sufficient to attract and retain an effective management team when considered together with the performance-based components of our overall compensation program.  In November 2020, the Compensation Committee made adjustments in the base salary of the named executive officers for the first time in approximately seven years.  The current annual base salaries of the named executive officers are reflected below:

Executive Officer	Base Salary
John B. Wood[1]	$600,000
Edward L. Williams	$450,000
Michele Nakazawa	$410,000
Jefferson V. Wright	$385,000
Brendan D. Malloy	$340,000

1Although the Board approved an increase in Mr. Wood’s annual base salary to $700,000 in November 2020, Mr. Wood voluntarily agreed to adjust his base annual salary back to $600,000, starting in January 2021, subject to the successful closing of the initial public offering of our common stock.  That initial public offering successfully closed on November 23, 2020.  All calculations of Mr. Wood’s incentive payments that are based on base salary (including under the AIP and LTIP) are calculated using a base salary of $700,000.

Annual Incentive Program

Under the Annual Incentive Program (“AIP”), the senior officers, including the named executive officers, are eligible for incentive cash bonus awards.  The purpose of the AIP is to provide each of our senior executive officers the opportunity annually to earn a cash bonus award as an incentive to put forth maximum efforts for both our short-term and long-term success and to drive achievement of our long-term growth and profitability objectives. The AIP is based upon one or more financial performance targets as determined by the Compensation Committee on an annual basis.  Awards under the AIP are an integral component of compensation that link and reinforce executive decision-making and performance with the annual objectives of the Company.  The AIP is administered by the Compensation Committee and determinations by the Compensation Committee are final, conclusive and binding on all parties.  The Compensation Committee has the discretion to determine the appropriate performance targets, the amount of the awards, and the leverage features described below.  The amount of the awards, performance targets, and leverage features generally are established in writing prior to or during the first quarter of each year.

In May 2020, the Compensation Committee determined that the structure of the AIP for the 2020 performance period would remain similar to the AIP for the 2018 and 2019 performance years.  As in the prior year, the 2020 awards provided eligible participants the opportunity to earn an incentive award based on performance factors keyed to achieving a specified level of earnings performance during the 2020 performance period, as well as considerations related to the generation of cash and contract backlog, with achievement of the latter two factors subject to the discretionary evaluation of the Compensation Committee.  As in prior years, assuming achievement of the performance factors, the incentive award is payable in part shortly after the end of the performance period (the current amount) and in part on a deferred basis if certain conditions are satisfied, as described below.  The AIP for the 2020 performance period, assuming that the Compensation Committee has determined that the performance factors have been achieved, for an uncapped payout of 20% of net enterprise EBITDA as the current amount.  The Company’s plan for 2020 called for net enterprise EBITDA of $11 million.  Net enterprise EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization, and elimination of net income attributable to non-controlling interests, net of the bonuses accrued for the year under the AIP.  Under the AIP for the 2020 performance period, assuming that the Compensation Committee had determined that the performance factors have been achieved, an additional amount equal to approximately 67% of the current amount is deferred (the deferred amount) and would have been payable in equal installments (without interest) on the last day of each of the six calendar quarters following the end of the performance period (the four calendar quarters of 2021 and the first two calendar quarters of 2022), unless the employment of such named executive officer is terminated for any reason (other than death or disability) prior to the next scheduled quarterly payment date of the deferred amounts, in which case that and any later scheduled deferred payments are forfeited.

The allocation of the aggregate bonus amount among the eleven executive officers participating in the AIP for the 2020 performance period is directly related to the objectives contained in our 2020 budget and our long-term strategies.  Although certain executive officers have primary responsibility over the achievement of specific performance goals related to their functional areas of responsibility, the evaluation of each executive officer by the Compensation Committee takes into account the overall achievement of the performance goals related to the Company as a whole as well as achievement of the executive-specific performance goals.  Mr. Wood also takes part in the evaluation of the performance of all the officers, other than himself.  The Compensation Committee believes this approach aligns the interests of the executive officers and emphasizes teamwork, which is consistent with our core values.

We achieved $19.4 million net enterprise EBITDA in 2020.  The Compensation Committee determined that our performance exceeded the budgeted amount of $11 million net enterprise EBITDA in 2020 and that the other performance factors related to cash and contract backlog similarly were achieved.  In addition, following the successful initial public offering of our common stock that closed in November 2020, the payment of all deferred amounts for the 2020 performance period and all prior performance periods were accelerated.  The Compensation Committee awarded Mr. John Wood, Ms. Nakazawa and Messrs. Williams, Wright, Malloy aggregate bonuses (including the current amounts and the deferred amounts) for the 2020 performance period in the following amounts, respectively: $2,039,647, $785,546, $1,021,584, $785,546 and $609,950.

We also continued to offer in 2020 a separate bonus plan for other employees who are not participants in the Annual Bonus Plan.  This bonus plan awards division business line management and general and administrative senior managers and their respective employees based on achievement of targets.  For 2020, the Compensation Committee left the aggregate bonus pool of $3 million for this bonus plan unchanged from the prior year.

On November 5, 2020, the Compensation Committee approved, and, on November 8, 2020, the Board reviewed and approved, the AIP applicable for 2021. The Compensation Committee selected an aggressive earnings target based on the Company achieving Adjusted EBITDA of $33.8 million during 2021. We define Adjusted EBITDA as net income (loss), adjusted for interest expense, loss on extinguishment of debt, (benefit) provision for income taxes, depreciation and amortization, stock-based compensation expense, acquisition-related expense, and other (income) expense, net. For purposes of the AIP, the Compensation Committee has the authority to exclude non-recurring, irregular and one-time items when determining Adjusted EBITDA.

The amounts of the potential AIP awards to the senior executives range from 40% to a maximum of 100% of the annual salaries of the various senior executives (with the CEO set at 100% of his annual salary and all other senior officers set at lower percentages of each of their salaries), subject to leveraging in accordance with an AIP Award Leverage Schedule. The amount of leverage ranges from a low of 0% (in the event performance falls below 100% of the performance target), in which case no AIP award would be earned, to a high of 200% (in the event performance is achieved equal to or higher than 120% of the performance target), with the performance at target set to a leverage amount of 100% of the senior officer’s potential AIP award. The performance targets are subject to equitable adjustment, in the discretion of the Compensation Committee, in the event of significant transactions such as corporate acquisitions or dispositions.

The AIP and the annual cash incentives potentially payable under it for our senior officers are generally competitive with similar annual incentive compensation earned by senior executives at our peer companies, as evaluated by Lockton and reported to the Compensation Committee.

Long-Term Incentive Program

The Board adopted the Telos Corporation 2016 Omnibus Long-Term Incentive Plan (“2016 Plan”) on August 12, 2016. The 2016 Plan was amended in 2020, and such amendments were approved by the Board on September 11, 2020 and submitted to and approved by the common stockholders at a meeting held on October 26, 2020. The amendments to the 2016 Plan reserved additional shares of common stock under the 2016 Plan and established a new 10-year term for the 2016 Plan effective October 26, 2020.

The purpose of the 2016 Plan is to enhance our ability to attract, motivate and retain highly qualified employees, to improve our business results and earnings by providing such persons an opportunity to acquire or increase a direct proprietary interest through ownership of equity in the operations and future success of the Company, and to align the employees’ interests and efforts with the interests of our stockholders. The 2016 Plan allows for the award of a number of types of equity or equity-based incentives, including stock options, restricted stock, and restricted stock units, among others, and the incentives can be structured to be either time-based or performance-based. The Compensation Committee decides what form of incentive to use on a grant-by-grant basis, depending on the circumstances. When approving an incentive for a senior officer, the Compensation Committee considers the senior officer’s current role and contribution to the Company, the anticipated role and contribution of the senior officer to the Company’s long-term financial and performance goals, the senior officer’s performance and achievements, and the industry practices and norms as evidenced by our peer group of companies. The Compensation Committee also takes into account the amount of long-term incentives granted in prior years, existing levels of stock ownership by senior officers, and the aggregate grants of incentives to all senior officers. The Compensation Committee also considers the other elements of incentive compensation available to senior officers and the performance metrics associated with those incentives, with a view toward providing an appropriately diverse set of performance criteria and objectives to incent both service to the Company over time as well as performance, and to avoid or minimize multiple forms of compensation for the same achievement. In general, the senior officers with higher levels and amounts of responsibility are eligible to receive larger equity awards. Finally, the Compensation Committee reviews proposed equity awards to senior officers against benchmarking and peer group data and utilizes that data to ensure that the level of equity awards to our senior officers generally are competitive and in alignment with our peer group companies and industry expectations.

For 2021, the Compensation Committee determined, at a meeting held on November 5, 2020, and our Board reviewed at meeting on November 8, 2020, that our senior executives will be eligible to receive long-term incentives split equally between two components: restricted stock units with time-based vesting (“RSUs”) and restricted stock units with performance-based vesting (“PSUs”). Time-based incentives encourage retention and provide for incremental recognition of equity compensation over the vesting period. Performance-based incentives allow for additional awards based on over-achievement, while also withholding compensation for under-performance, of defined objective performance criteria. The time-based RSUs, assuming the continued service of the senior officer, would vest in three annual installments from the date of the award, with 30% vesting on each of the first and second anniversaries and 40% vesting on the third anniversary of the effective date of the grant of the awards. The PSUs, if the performance criteria are satisfied while the senior officer continues in service, would settle in our common stock of the Company. For 2021, the Compensation Committee established a single, aggressive performance criterion equal to appreciation in the per share price of our common stock in an amount equal to 2.5 times the $17.00 price set in the initial public offering, measured at any time during the period from the date of the initial public offering through the end of calendar year 2023. To meet the performance criterion, our common stock must trade (a) at or above that appreciated price for 20 of 30 consecutive trading days or (ii) the weighted average of the price over any 30 day trading period must equal that appreciated price. This performance criterion was selected because it represents an expression by the investing public indicative of our financial performance. The Compensation Committee believes that this performance factor drives the senior officers toward the goals of sustainable quality growth, as measured by the market’s perception of our performance.

The target amounts of the potential awards of PSUs to the senior executives range from 125% to a maximum of 700% of the annual salaries of the various senior executives (with the CEO set at 700% of his annual salary as of the date of the IPO and all other senior officers set at percentages ranging from 125% to 400% each of their salaries). There is no leveraging of the awards in the event of achievement or over-achievement of the target, although upon achievement of the indicated appreciated share price and vesting of the PSUs, the Compensation Committee will grant additional replacement equity awards to our executives in an amount to be equitably determined, outside of the normal annual equity award grant cycle.  On January 28, 2021, the Compensation Committee awarded the following named executive officers the following RSU and PSU:

Executive Officer	RSUs	PSUs
John B. Wood	114,118	144,118
Michele Nakazawa	36,176	36,176
Edward L. Williams	52,941	52,941
Jefferson V. Wright	33,971	33,971
Brendan D. Malloy	20,000	20,000

Generally, at the start of the three-year performance cycle, the Compensation Committee sets the percentage of annual salary for each senior executive, the performance criteria as well as the threshold, target and maximum performance levels and corresponding payouts. When establishing these various figures, the Compensation Committee considers, among other things, the position and responsibilities of the senior officers, projected performance of our long-term strategic growth objectives, business outlook, and market growth forecasts. As the goals are established for future performance, outcomes are by definition uncertain. As indicated, for 2021, the vesting criteria for 50% of the long-term incentive for all of our senior executives is performance-based, and the vesting criteria for remaining 50% of such incentives is time-based.

All of our named executive officers will receive the majority of their compensation from long-term awards, assuming such awards are earned. The highest level of concentration of long-term compensation is set for the CEO and the COO, based on the CEO’s role as the steward of our long-term success and the COO’s responsibility to deliver on our business strategies and meet the targeted financial goals.

We issued equity awards of approximately 3 million shares of our common stock to employees, which include senior officers and named executive officers, as well as members of our board of directors, under the 2016 Plan during the first and second quarters of 2021. These awards are in addition to the RSUs and PSUs described above for the 2021 year, and such awards have time-based vesting criteria.

Perquisites

We provide certain perquisites to our executive officers in order to allow the executives to work more efficiently and to help us remain competitive by retaining talented and dedicated executives.  These perquisites are limited to reimbursement for golf club membership, home office expenses, and, in certain circumstances, commuting costs.  The Compensation Committee believes that the perquisites are consistent with our overall compensation program, although Lockton has advised us that our perquisites in certain respects are below market. No changes to our perquisites are currently contemplated by the Compensation Committee or the senior executive team.   See “All Other Compensation” of the Summary Compensation Table below for the amounts of the perquisites provided to the named executive officers.

Executive Officer Employment Agreements

We are party to employment agreements with the following named executive officers: Mr. John B. Wood, President, CEO, Chairman and Director; Mr. Edward J. Williams, Executive Vice President and COO; Ms. Michele Nakazawa, Executive Vice President and CFO; Mr. Jefferson V. Wright, Executive Vice President and General Counsel; and Mr. Brendan D. Malloy, Senior Vice President, General Manager, Cyber Operations & Defense.  All of the agreements provide for payment of a base salary, bonus, eligibility for stock option and restricted stock grants under our stock option and restricted stock plans, and vacation days.  Each of the agreements also provides for eligibility to participate in all plans that we maintain for our salaried senior executives, including, without limitation, pension, profit-sharing or other retirement plans, life, accident, disability, medical, hospital or similar group insurance programs and any other benefit plan, subject to the normal terms and conditions of such plans.

According to the employment agreements, in the case of termination of the employment agreement for cause, or if the executive terminates the agreement for any reason (after providing 30 days prior written notice to us of such termination), such executive would only be entitled to receive the following:

•	a lump-sum payment equivalent to the remaining unpaid portion of the executive’s salary for the period ending on the date of termination,
•	lump-sum payment for all accrued and unused paid time off,
•
any bonus which has been earned by the respective executive, but which remains unpaid as of the date of the executive’s termination of employment, at such time and in such manner as if the executive had continued to be employed by us, and

•
any other payments or benefits to be provided by us to the executive pursuant to any employee benefit plans or arrangements adopted by the Company (to the extent such benefits are earned and vested or are required by law to be offered) through the date of termination.

In the case of termination of the respective executive’s employment without cause, or due to disability or death, the employment agreements provide for, in addition to the amounts payable under the preceding paragraph:

•	a monthly payment equivalent to base salary then in effect over a period of 24 months in the case of Mr. John Wood, and 18 months then in effect for Messrs. Williams, Wright, Malloy, and Ms. Nakazawa,
•	immediate vesting of the unvested portion of any outstanding stock options and any outstanding shares of restricted stock,
•
the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans equal to 24 months in the case of Mr. John Wood, and 18 months in the case of Messrs. Williams, Wright, Malloy, and Ms. Nakazawa,

•
the cash equivalent of the employer matching contribution as if the executive was still a plan participant under our 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months in the case of Mr. John Wood, and 18 months in the case of Messrs. Williams, Wright, Malloy, and Ms. Nakazawa, and

•
payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. John Wood, and 18 months in the case of Messrs. Williams, Wright, and Ms. Nakazawa.

Under the agreements, termination by the Company “without cause” means involuntary termination at our discretion which is not based on cause, death, or disability. “Cause” is defined as gross negligence or willful and continued failure by the executive to substantially perform his duties as an employee of ours (other than any such failure resulting from incapacity due to physical or mental illness) or the executive’s dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to our business, or conviction of a felony. The executive is deemed “disabled” if he or she is eligible for disability benefits under our long-term disability plan, or has a physical or mental disability which renders the executive incapable, after reasonable accommodation, of performing substantially all of executive’s duties under the agreement for a period of 180 consecutive or non-consecutive days in any 12-month period.

Upon a “change in control” (as defined in the employment agreements and summarized below) of the Company, each of the executives would be entitled to a lump-sum payment in the following amounts in addition to the amounts payable to the executive if the Company terminates the agreement for cause or the executive terminates the agreement for any reason:

•
in the case of Mr. John Wood, (i) the amount of monthly salary that Mr. Wood was being paid as of the date of his termination of employment times 24 months, plus (ii) two times the annual average of the bonuses earned or to be earned for the current year (i.e., the year in which the change of control occurs) and the two prior years;

•
in the case of Mr. Williams, Mr. Wright, and Ms. Nakazawa, (i)  the amount of monthly salary that such executive was being paid as of the date of his or her termination of employment times 18 months, plus (ii) one and one-half times the annual average of the bonuses earned or to be earned for the current year and the two prior years; and

•	in the case of Mr. Malloy, the amount of monthly salary that such executive was being paid as of the date of his termination of employment times 18 months.

For purposes of calculating the amounts payable to Mr. John Wood, Mr. Williams, Mr. Wright, and Ms. Nakazawa, the bonus amount for the current year is equal to the amount earned or scheduled to be earned as if the bonus targets set in the bonus plan have been met.  In addition to these payments, the executives would also be entitled to a lump sum payment equal to (1) the cash equivalent of 24 months, in the case of Mr. Wood, or 18 months, in the case of Messrs. Williams, Wright, Malloy, and Ms. Nakazawa, of continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, (2) the cash equivalent of the employer matching contribution as if the executive was still a plan participant under the Company’s 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months, in the case of Mr. John Wood, or 18 months, in the case of Messrs. Williams, Wright, Malloy, and Ms. Nakazawa, and (3) payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. John Wood, and 18 months in the case of Messrs. Williams, Wright, and Ms. Nakazawa.

For purposes of the employment agreements, a “change in control” means an occasion upon which (1) any one person, or more than one person acting as a group (other than a member of the Board of Directors or fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company) directly or indirectly acquires securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of the Company’s securities by such person or persons, or (2) during any period of twelve consecutive months, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, or (3) any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the Company’s assets.  The foregoing lump-sum payments will be made contemporaneously with the consummation of the transaction or the election of directors that constitutes the change in control.

Other Employment Benefits

We maintain employee benefit and perquisite programs for its executive officers and other employees.  We have no current plans to provide any other additional benefits for its executive officers, other than as described above.  We believe that the benefits provided are competitive and consistent with industry practice.

Welfare Benefits. We have broad-based health, dental, vision, life and disability benefit programs that are available to all employees on an equal basis.

 401(k) Savings Plan (“Telos Shared Savings Plan”).  We sponsor a defined contribution employee savings plan which enables employees to contribute a certain percentage of their base salary to their savings plan accounts on a pre-tax basis, subject to federal tax limitations under the Internal Revenue Code.  We match 50% of the first 4% of employee contributions to the Telos Shared Savings Plan per pay period.  Participant contributions vest immediately, and Company contributions vest at the rate of 20% for each year, with full vesting occurring after completion of five years of service.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Management Development and Compensation Committee of the Board.
Fredrick D. Schaufeld, Chairman
David Borland
Bonnie L. Carroll

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the years ended December 31, 2020, 2019 and 2018 by the chief executive officer, chief financial officer, and the three other most highly-compensated executive officers.

Name and Principal Position	Year	Salary	Bonus[1]	Non-Equity Incentive Plan Compensation[2]	All Other Compensation[3]	Total

John B. Wood	2020	$620,833	$147,278	$2,413,646	$61,029	$3,242,786
Chairman, President and CEO	2019	600,000	220,000	855,556	37,910	1,713,466
	2018	600,000	220,000	882,750	35,129	1,737,879

Michele Nakazawa	2020	385,208	56,903	930,046	12,758	1,384,915
Executive V.P. and CFO	2019	375,000	86,500	330,556	12,658	804,714
	2018	375,000	85,000	341,063	12,654	813,717

Edward L. Williams	2020	403,958	73,639	1,208,584	31,183	1,717,364
Executive V.P. and COO	2019	385,000	110,000	427,778	30,621	953,399
	2018	385,000	110,000	441,375	33,493	969,868

Jefferson V. Wright	2020	360,208	56,903	930,046	48,075	1,395,232
Executive V.P., General Counsel	2019	350,000	85,000	330,556	59,894	825,450
	2018	350,000	85,000	341,063	61,151	837,214

Brendan D. Malloy	2020	322,292	44,183	722,150	6,180	1,094,805
Senior V.P. – Cyber Ops & Defense	2019	315,000	66,000	256,667	5,718	643,385
	2018	315,000	66,000	264,825	6,076	651,901

1 Each amount listed for 2020 is 20% of the amounts awarded under the AIP then in effect for the 2018 performance period, the payment of which was deferred.
2As disclosed in the Compensation Discussion & Analysis starting on page 16, each amount listed for 2020 includes the following amounts awarded for the 2020 performance period under the AIP by Mr. John Wood, Ms. Nakazawa, and Messrs. Williams, Wright and Malloy, respectively: $2,039,647, $785,546, $1,021,584, $785,546, and $609,950.  The amounts listed for 2020 also include the following amounts awarded and deferred under the Annual Bonus Plan for the 2019 performance period to Mr. Wood, Ms. Nakazawa and Messrs. Williams, Wright and Malloy, respectively: $374,000, $144,500, $187,000, $144,500, and $112,200.
3Amounts presented consist of the following in 2020:

Name	Life Insurance and Long-Term Disability Premiums	Savings Plan Company Match	Perquisites[1]	Total All Other Compensation

John B. Wood	$21,299	$5,700	$34,030	$61,029
Michele Nakazawa	7,058	5,700	----	12,758
Edward L. Williams	11,678	4,318	15,187	31,183
Jefferson V. Wright	19,523	5,700	22,852	48,075
Brendan D. Malloy	480	5,700	----	6,180

1Includes reimbursement for golf club membership, home office expenses, and commuting costs.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about the AIP awards granted to our named executive officers during fiscal year 2020.
Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards[1]

John B. Wood	03/27/2020	$2,039,647
Michele Nakazawa	03/27/2020	785,546
Edward L. Williams	03/27/2020	1,021,584
Jefferson V. Wright	03/27/2020	785,546
Brendan D. Malloy	03/27/2020	609,950
1Represents the amount of the awards granted to the named executive officers under the AIP for the 2020 performance period as more fully described in the Compensation Discussion & Analysis starting on page 16.  The AIP for the 2020 performance period provides, assuming that the Compensation Committee determines that the performance factors have been achieved, for annual bonuses in an aggregate, uncapped amount equal to 20% of net enterprise EBITDA achieved by the Company during 2020 payable to the eleven participants in the AIP.  Net enterprise EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization, and elimination of net income attributable to non-controlling interests, net of the bonuses accrued for the year under the Annual Bonus Plan. The Company achieved net enterprise EBITDA of $19.4 million for 2020, and satisfied the remaining performance factors.

STOCK VESTED

The following table sets forth certain information regarding the vesting of shares of restricted stock held by named executive officers during fiscal year 2020:

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting[1]

John B. Wood	235,000	$2,350
Michele Nakazawa	62,500	625
Edward L. Williams	80,000	800
Jefferson V. Wright	60,000	600
Brendan D. Malloy	50,000	500

1No public market existed for our Class A Common Stock at the time of vesting.  The value of our Class A Common Stock presented in the table was determined by the Compensation Committee in May 2017 based on available information that is material to the value of our Class A Common Stock, including a third party valuation report, the lack of a public market in our Class A Common Stock, the principal amount of our indebtedness, our obligations to the holders of our preferred stock, our actual and projected financial results, and fluctuations in the market value of comparable publicly traded companies in our industry. In connection with the intial public offering of our common stock in November 2020, we effected an approximate 0.794 reverse stock split.  The following tale sets forth the number of shares of restricted stock held by each of the named executive officers that vested in 2020 after giving effect to the reverse stock split and the value realized on vesting assuming the value of the shares was $17.00 per share, which was the price per share in our initial public offering:

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

John B. Wood	186,590	$3,172,030
Michele Nakazawa	49,625	843,625
Edward L. Williams	63,250	1,075,250
Jefferson V. Wright	47,640	809,880
Brendan D. Malloy	39,700	674,900

Potential Payments Upon Termination or Change in Control

As disclosed above, the Company has entered into employment agreements with certain executive officers which provide for potential payments upon termination or change in control.  The table below summarizes the potential payouts to Messrs. John Wood, Williams, Wright, Malloy and Ms. Nakazawa for the termination events described above assuming such termination occurred on December 31, 2020, the last business day of the Company’s last completed fiscal year.

John B. Wood	Salary Continuation for 24 Months[1]	Bonuses		Accrued and Unused Vacation as of December 31, 2020	Benefits for 24 Months[2]	Cash Equivalent of Company Match to 401(k) for 24 Months	Total

Termination without cause	$1,400,000	$	----	$94,231	$84,765	$11,400	$1,590,396
Termination upon death or disability	1,400,000		----	94,231	84,765	11,400	1,590,396
Termination upon change in control	1,400,000		3,214,487	----	84,765	11,400	4,710,652
Termination for cause	----		----	94,231	-----	----	94,231
Voluntary termination	----		----	94,231	-----	----	94,231

	Salary Continuation for 18 Months	Bonuses		Accrued and Unused Vacation as of December 31, 2020	Benefits for 18 Months[3]	Cash Equivalent of Company Match to 401(k) for 18 Months	Total
Michele Nakazawa

Termination without cause	$615,000	$	----	$47,308	$31,538	$8,550	$702,396
Termination upon death or disability	615,000		----	47,308	31,538	8,550	702,396
Termination upon change in control	615,000		978,034	-----	31,538	8,550	1,633,122
Termination for cause	----		----	47,308	-----	----	47,308
Voluntary termination	----		----	47,308	-----	----	47,308

Edward L. Williams

Termination without cause	$675,000	$	----	$24,663	$49,142	$8,550	$757,355
Termination upon death or disability	675,000		----	24,663	49,142	8,550	757,355
Termination upon change in control	675,000		1,268,188	-----	49,142	8,550	2,000,880
Termination for cause	----		----	24,663	-----	----	24,663
Voluntary termination	----		----	24,663	-----	----	24,663

Jefferson V. Wright

Termination without cause	$577,500	$	----	$44,423	$51,418	$8,550	$681,891
Termination upon death or disability	577,500		----	44,423	51,418	8,550	681,891
Termination upon change in control	577,500		978,034	-----	51,418	8,550	1,615,502
Termination for cause	----		----	44,423	-----	----	44,423
Voluntary termination	----		----	44,423	-----	----	44,423

	Salary Continuation for 18 Months	Bonuses		Accrued and Unused Vacation as of December 31, 2020	Benefits for 18 Months[3]	Cash Equivalent of Company Match to 401(k) for 18 Months	Total
Brendan D. Malloy

Termination without cause	$510,000	$	----	$32,692	$32,306	$8,550	$583,548
Termination upon death or disability	510,000		----	32,692	32,306	8,550	583,548
Termination upon change in control	510,000		148,500	-----	32,306	8,550	699,356
Termination for cause	----		----	32,692	-----	----	32,692
Voluntary termination	----		----	32,692	-----	----	32,692
1Based on $700,000 annual salary; new annual salary of $600,000 went into effect on January 1, 2021.
2Cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans; payment of premiums for continuation of Executive Life Policy, in which the executive is the holder of the policy.
3Cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans.

2020 CEO Pay Ratio

As of December 31, 2020, Telos and its consolidated subsidiaries together had approximately 790 employees, with 89% in the United States and 11% in the Philippines.  The Company has elected to identify the median employee using our employee population as of December 31, 2020, which is within the last three months of our last completed fiscal year.

To identify the employee with compensation at the median of all employees for our 2020 fiscal year, the Company used the “annual rate” as reflected in our accounting systems as of December 31, 2020, for all of its employees, including part-time, and temporary employees.  The annual rate for salaried employees reflects base salary paid on an annual basis, excluding the CEO.  For hourly employees, the annual rate is arrived using the hourly rate and total paid hours.  The Company did not make any cost-of-living adjustments despite the variety of labor markets in which our employees work, nor did it make adjustments to account for the variety of compensation arrangements used to pay employees in varying roles (e.g. the Company did not include overtime, commissions, bonuses or other types of non-fixed compensation).  Using this methodology, the Company identified the median employee as a full-time salaried employee located in the United States.  Once our median employee was identified, the Company calculated the median employee’s total compensation in accordance with the requirements of the Summary Compensation Table.  The median employee’s annual total compensation for the 2020 fiscal year was $86,868.  Annual total compensation includes base salary, leave cash-out, any applicable bonus payment, and Company contributions to the Company’s 401(k) plan on behalf of the employee.

As calculated using the methodology required for the Summary Compensation Table, the total annualized compensation of Mr. John Wood was $3,242,786 and the total annual compensation of the median employee was $86,868 which yields a ratio of 37.3 to 1.

Non-Competition, Confidentiality, and Non-Solicitation Provisions

Pursuant to their respective employment agreements, Mr. Williams, Ms. Nakazawa, Mr. Malloy and Mr. Wright are subject to non-competition, confidentiality, and non-solicitation provisions which are applicable to each executive during their respective employment terms and for a period of 18 months subsequent to the date of any termination.  Similarly, Mr. John Wood is subject to non-competition, confidentiality, and non-solicitation provisions during his employment term and for a period of 24 months subsequent to the date of any termination.

Compensation of Directors

Effective July 1, 2016, the Board of Directors adopted a structure for the annual compensation of the Board members which provides for the following annual compensation: $30,000 basic annual retainer plus the following annual fees for committee chairpersons and members:

Audit Committee:	Chairperson: $20,000	Member: $10,000
Compensation Committee:	Chairperson: $15,000	Member: $ 7,500
Government Security Committee:	Chairperson: $ 8,000	Member: $ 4,000
Proxy Board:	Chairperson: $ 3,000	Member: $ 1,500

The Nominating & Corporate Governance Committee and the Strategy Committee generally meet on an as-needed basis rather than on a regular basis.  Therefore, compensation for members of these committees is earned on a per meeting basis.  For these committees, the chairman will receive $2,500 per meeting and the committee members will receive $1,250 per meeting.

General Maluda, through his entity, JK Maluda LLC, and the Company entered into a consulting agreement under which General Maluda provides certain consulting services to the Company.  Under the agreement, General Maluda received $22,500 per month, for a total of $270,000 per year.

Mr. Alderman was paid through a compensation arrangement with Wynnefield.  For each full 30-day period of service as a Board member, Mr. Alderman received $5,000.  In addition, Wynnefield reimbursed Mr. Alderman for all necessary and reasonable travel and related expenses incurred in connection with Board meeting attendance or other required Board activities.

The following table summarizes the director compensation paid during the year ended December 31, 2020, other for than Mr. John Wood (who was not paid separate compensation for his service as a director and whose compensation is described elsewhere in this proxy statement):
DIRECTOR COMPENSATION FOR 2020

Name	Fees Earned or Paid in Cash		All Other Compensation			Total

William H. Alderman[3]	$	----	$	----		$	-----
Bernard C. Bailey		50,000		3,750	[1]		53,750
David Borland		47,500		----			47,500
Bruce R. Harris[4]		41,250		----			41,250
Bonnie L. Carroll[5]		11,250		----			11,250
Charles S. Mahan, Jr.[6]		33,750		----			33,750
John W. Maluda		30,000		270,000	[2]		300,000
Robert J. Marino[7]		58,250		3,750	[1]		62,000
Fredrick D. Schaufeld[8]		3,750		----			3,750
Andrew R. Siegel[3]		----		----			----
		$275,750		$277,500			$553,250

1 Amount paid for representation on the board of Telos ID, paid in 2020.
2 Amount paid pursuant to a consulting agreement with the Company for 2020.
3 Term on the Board expired as of the closing of the IPO on November 23, 2020.
4 Retired and resigned from the Board as of November 8, 2020.
5 Nominated and duly appointed to the Board on September 21, 2020.
6  Retired and resigned from the Board on September 21, 2020.
7 Retired and resigned from the Board as of November 23, 2020.
8 Nominated and duly appointed to the Board on November 8, 2020

For his service on the Advisory Board, Gen. Alexander does not receive a fee but he did received a grant of 100,000 shares of Class A Common Stock of the Company on May 13, 2020.  In accordance with the vesting schedule, 25% vested immediately upon grant and then 25% will vest on each of the next three anniversary dates of the grant.

In January 2021, we engaged Lockton to provide director compensation consulting services, including a review of our peer companies and an analysis of the structure and level of cash and equity compensation awarded by such peer companies in connection with service on their boards and board committees.  Based on Lockton’s report and recommendations, the Compensation Committee recommended to the Board of Directors that the pay structure of the directors be revised.  As a result, and effective January 1, 2021, the Board of Directors adopted a new structure for the annual compensation of the Board members which provides for the following annual compensation: $35,000 basic annual retainer plus the following annual fees for committee chairpersons and members:

Audit Committee:	Chairperson: $24,000	Member: $ 8,750
Compensation Committee:	Chairperson: $12,000	Member: $ 5,250
Nominating Committee:	Chairperson: $ 7,500	Member: $ 4,000
Government Security Committee[1]:	Chairperson: $ 8,000

1The Government Security Committee only has two members, Mr. Borland as Chairperson, and Mr. Wood.  Mr. John Wood receives no separate compensation for his service on the Government Security Committee, and his compensation as an executive is described elsewhere in this document.

In addition, each director received a long-term incentive award valued at $177,500 in the form of 5,212 Restricted Stock Units, on March 23, 2021 and are scheduled to vest on January 31, 2022 assuming continued service by the director on the Board.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each of our NEOs, (ii) each director, (iii) each stockholder who is known by us to beneficially own in excess of five percent and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power.  Unless otherwise indicated below, the address of each stockholder is 19886 Ashburn Road, Ashburn, VA 20147.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 29, 2021	Percent of Class

Common Stock	Toxford Corporation Place de Saint Gervais 1 1211 Geneva, Switzerland	12,540,437 shares (A)	19.4%
Common Stock	John B. Wood	5,573,345 shares (B)	8.6%
Common Stock	Edward L. Williams	1,819,748 shares (C)	2.8%
Common Stock	Michele Nakazawa	1,467,303 shares (D)	2.3%
Common Stock	Brendan D. Malloy	1,027,582 shares (E)	1.6%
Common Stock	Jefferson V. Wright	992,244 shares (F)	1.5%
Common Stock	Bernard C. Bailey	79,361 shares	0.1%
Common Stock	David Borland	95,233 shares	0.1%
Common Stock	Bonnie R. Carroll	588 shares	0.0%
Common Stock	John W. Maluda	63,930 shares	0.1%
Common Stock	Fredrick D. Schaufeld	255,449 shares	0.4%
Common Stock	All officers and directors as a group (16 persons)	13,740,374 shares (G)	21.3%

(A)
Includes 12,164,804 shares held directly by Toxford Corporation and 375,633 shares held directly by Mr. John R.C. Porter, Chalet Ty Fano, 2 Chemin d’Amon, 1936 Verbier, Switzerland. Mr. Porter controls the trust that is the sole stockholder of Toxford Corporation.

(B)	Includes 184,746 shares held for the benefit of Mr. Wood by the Telos Corporation Shared Savings Plan.
(C)	Includes 57,937 shares held for the benefit of Mr. Williams by the Telos Corporation Shared Savings Plan.
(D)	Includes 126,105 shares held for the benefit of Ms. Nakazawa by the Telos Corporation Shared Savings Plan.
(E)	Includes 17,319 shares held for the benefit of Mr. Malloy by the Telos Corporation Shared Savings Plan.
(F)	Includes 8,170 shares held for the benefit of Mr. Wright by the Telos Corporation Shared Savings Plan.
(G)	Includes 534,191 shares held for the benefit of the executive officers by the Telos Corporation Shared Savings Plan.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee selected BDO USA, LLP (“BDO”) to serve as the Company’s independent registered public accounting firm for the 2021 fiscal year.  BDO is expected to attend the Annual Meeting and will be given an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services billed to us by BDO USA, LLP for the years ended December 31, 2020 and 2019 are summarized as follows:

	2020	2019
BDO USA, LLP:
Audit fees[1]	$784,000	$555,000
Tax fees[2]	114,000	124,000
All other fees	----	----
Total	$898,000	$679,000

1Audit fees also included fees associated with various SEC filings.
2Represent fees related to the review of federal and state income tax returns and other tax-related services

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all services, including audit and non-audit services, provided by the Company’s independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm typically provides an engagement letter to the Audit Committee outlining the scope of the services and related fees. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.

The Board of Directors of Telos recommends that the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year be ratified by the holders of the Common Stock.

Advisory Vote on Executive Compensation

In accordance with the results of the vote from the 2011 Annual Meeting of Stockholders, the Company is providing the holders of the Common Stock a vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion & Analysis section, the Compensation Table, and related narrative disclosure, beginning on page 16 as required under the rules and regulations of the SEC.

At the Company’s annual meeting of stockholders held on May 11, 2017, the frequency of three years of the vote on executive compensation received the highest number of votes cast by the holders of the Company’s Class A and Class B Common Stock present in person or represented by proxy at the annual meeting.  In light of such vote, the Company decided to conduct a say-on-pay vote in its proxy materials for future annual meetings every three years.  The next vote to determine the frequency of the advisory vote on executive compensation will take place at the 2023 Annual Meeting.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020, with respect to shares of Common Stock that may be issued under certain equity compensation plans.
Plan Category	Number of securities remaining available for future issuance under plans
Equity compensation Plans approved by security holders:
Telos Corporation 2016 Plan Omnibus Long-Term Incentive Plan	7,459,913

Stockholder Proposals for the 2022 Annual Meeting

Stockholders who wish to have proposals for the Company’s 2022 annual meeting of stockholders included in the proxy materials for such meeting must submit these proposals to the Company on or prior to December 16, 2021.  All other proposals (including director nominations) must be submitted in accordance with the process set forth in the Company’s Bylaws, which provide that, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company’s secretary at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting other than those matters described above.  If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

TELOS CORPORATION
19886 ASHBURN ROAD
ASHBURN, VIRGINIA 20147

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 24, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TLS2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 24, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49054-P52551

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELOS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. **ELECTION OF DIRECTORS: To elect six Directors to the Board of Directors to serve until the 2022 Annual Meeting of Stockholders or until their successors are elected and qualified;**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John B. Wood
02) Bernard C. Bailey
03) David Borland
04) Maj. Gen. (ret) John W. Maluda
05) Bonnie L. Carroll
06) Fredrick D. Schaufeld

The Board of Directors recommends you vote FOR the following proposal:

Please execute this proxy card as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D49055-P52551

TELOS CORPORATION
Annual Meeting of Stockholders
May 25, 2021 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jefferson V. Wright and Helen M. Oh, as proxyholders, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TELOS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 25, 2021, at the www.virtualshareholdermeeting.com/TLS2021, and any adjournment or postponement thereof. The Stockholder(s) further gives the proxies authority to vote according to their best judgment on any other matters properly coming before the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side